Exhibit 99.1

CenturyLink Completes Its Previously-Announced Debt Initiatives

Successfully Extends and Reprices its Senior Secured Credit Facilities

MONROE, La., Jan. 31, 2020 — CenturyLink, Inc. (NYSE: CTL) announced that it successfully completed an extension and repricing of its senior secured credit facilities originally entered into in June 2017.

As amended, the maturity date of CenturyLink’s Term Loan A, Term Loan A-1 and revolving credit facilities was extended from Nov. 1, 2022 to Jan. 31, 2025, and the maturity date of CenturyLink’s Term Loan B facility was extended from Jan. 31, 2025 to March 15, 2027. The loan amendments also, among other things, (i) reduced the applicable margins used to determine interest rates governing loans under each of these facilities and (ii) resized the amount of indebtedness under each of these facilities.

Additional details on the amended and restated credit facilities can be found in CenturyLink’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “will,” “should,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, and are subject to various uncertainties. Actual events and results may differ materially from those anticipated by us in those statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Media Contact:	Investor Contact:

Tracey Lucas	Mark Stoutenberg
Tracey.Lucas@CenturyLink.com	Mark.Stoutenberg@CenturyLink.com
+1 720-888-4443	+1 720-888-1662